Exhibit 99.2

EPICOR SOFTWARE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

As of and for the Year Ended December 31, 2007

The following unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2007, give effect to the February 7, 2008, acquisition of NSB Retail Systems PLC (NSB) by Epicor Software Corporation (Epicor or the Company) and borrowings under a credit facility to finance the acquisition. The unaudited pro forma condensed combined balance sheet as of December 31, 2007, gives effect to the acquisition and borrowings under the credit facility as if they occurred on that date.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007, gives effect to the acquisition and borrowings under the credit facility as if they occurred on January 1, 2007.

The historical consolidated financial statements of Epicor are presented under United States Generally Accepted Accounting Principles (US GAAP), and the historical consolidated financial statements of NSB are presented under International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The unaudited pro forma condensed combined financial statements are reported under US GAAP, and as such, significant adjustments estimated by management in order to present the NSB historical financial statements in all material respects under US GAAP are presented under “Pro Forma US GAAP Adjustments NSB” in the unaudited pro forma condensed combined financial statements. Additionally, certain reclassifications have been made to the historical NSB IFRS consolidated financial statements, including reallocating certain costs from operating expenses to cost of revenues and reclassifying stockholders’ equity to conform to the financial presentation of the Epicor historical consolidated financial statements.

The acquisition will be accounted for using the purchase method of accounting in conformity with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”. Under this method, the purchase price and transaction related costs will be allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including identifiable intangible assets) will be allocated to goodwill.

The allocation of the purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identified tangible and intangible assets acquired and liabilities assumed based on their respective fair values. For the preliminary purchase price allocation, the Company made estimates of the fair values of assets and liabilities based upon assumptions the Company believes are reasonable. The Company’s process for estimating the fair values of identifiable intangible assets, certain tangible assets, in-process research and development and deferred revenue requires significant estimates and assumption including, but not limited to, determining the timing and estimated costs to complete the in-process projects, estimating future cash flows and discount rates.

The purchase price allocation is subject to finalization of the Company’s analysis of the fair value of the assets acquired and liabilities assumed and therefore is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be significant. The final valuation is expected to be completed as soon as practicable, but no later than 12 months from the acquisition date.

The pro forma condensed combined financial statements do not reflect any cost savings or other synergies that might result from the transaction. They are provided for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operation for future periods or the financial position or results that actually would have been realized had the acquisition occurred during the specified period.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and related notes thereto, Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s

Annual Report on Form 10-K for the year ended December 31, 2007, and the NSB audited historical IFRS financial statements for the years ended December 31, 2005, 2006 and 2007, included elsewhere in this Current Report on Form 8-K/A.

EPICOR SOFTWARE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2007

(in thousands)

	US GAAP Historical Epicor	As Adjusted IFRS Historical NSB	Pro Forma US GAAP Adjustments NSB (Note 3)	Pro Forma US GAAP NSB	Pro Forma Acquisition Adjustments (Note 4)		Pro Forma Combined US GAAP Epicor and NSB
ASSETS
Current assets:
Cash and cash equivalents	$75,158	$45,044	$—	$45,044	$1,802	e	$122,004
Short-term investments	1,371	—	—	—	—		1,371
Accounts receivable, net of allowance for doubtful accounts	98,533	14,590	—	14,590	—		113,123
Deferred income taxes	7,060	179		179	173	k	7,412
Inventory, net	4,539	807	—	807	—		5,346
Prepaid expenses and other current assets	9,184	2,935	261	3,196	(2,063)	c, e	10,317

Total current assets	195,845	63,555	261	63,816	(88)		259,573
Property and equipment, net	14,762	13,082	—	13,082	—		27,844
Deferred income taxes	45,025	13,776	—	13,776	4,253	k	63,054
Intangible assets, net	46,524	16,896	—	16,896	84,604	f	148,024
Goodwill	169,267	49,631	—	49,631	134,704	d, f, i	353,602
Cash designated for acquisition	161,000	—	—	—	(161,000)	g	—
Other assets	12,958	—	961	961	3,698	b, c	17,617

Total assets	$645,381	$156,940	$1,222	$158,162	$66,171		$869,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,640	$2,137	$—	$2,137	$—		$16,777
Accrued compensation and benefits	27,555	3,908	—	3,908	—		31,463
Other accrued expenses	27,372	7,247	—	7,247	9,729	b, d	44,348
Current portion of long-term debt	145	—	—	—	—		145
Current portion of accrued restructuring costs	614	2,759	—	2,759	4,319	h	7,692
Current portion of deferred revenue	70,378	22,780	1,667	24,447	(10,042)	c	84,783

Total current liabilities	140,704	38,831	1,667	40,498	4,006		185,208
Long-term debt, less current portion	230,491	—	—	—	160,000	a	390,491
Long-term portion of accrued restructuring costs	356	7,244	—	7,244	—		7,600
Long-term portion of deferred revenue	823	—	1,728	1,728	(1,728)	c	823
Long-term deferred income taxes and other long-term liabilities	10,082	3,567	—	3,567	8,818	k	22,467

Total long-term liabilities	241,752	10,811	1,728	12,539	167,090		421,381
Stockholders’ equity:
Common stock	60	14,590	—	14,590	(14,590)	j	60
Additional paid-in capital	366,737	147,656	—	147,656	(147,656)	j	366,737
Less: treasury stock at cost	(13,883)	(1,894)	—	(1,894)	1,894	j	(13,883)
Accumulated other comprehensive income (loss)	61	(1,574)	—	(1,574)	1,574	j	61
Accumulated deficit	(90,050)	(51,480)	(2,173)	(53,653)	53,853	j	(89,850)

Total stockholders’ equity	262,925	107,298	(2,173)	105,125	(104,925)		263,125

Total liabilities and stockholders’ equity	$645,381	$156,940	$1,222	$158,162	$66,171		$869,714

See accompanying notes to unaudited pro forma condensed combined financial statements.

EPICOR SOFTWARE CORPORATION

UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands, except per share amounts)

	US GAAP Historical Epicor	As Adjusted IFRS Historical NSB	Pro Forma US GAAP Adjustments NSB (Note 3)	Pro Forma US GAAP NSB	Pro Forma Acquisition Adjustments (Note 4)		Pro Forma Combined US GAAP Epicor and NSB
Revenues:
License fees	$109,443	$15,871	$(173)	$15,698	$(2,594)	n	$122,547
Consulting	134,722	26,584	137	26,721	(392)	n	161,051
Maintenance	160,278	39,106	801	39,907	(7,150)	n	193,035
Hardware and other	25,389	9,481	(109)	9,372	109	n	34,870

Total revenues	429,832	91,042	656	91,698	(10,027)		511,503

Cost of revenues	191,878	45,084	(169)	44,915	169	n	236,962
Amortization of intangible assets	17,419	5,906	—	5,906	12,188	m	35,513

Total cost of revenues	209,297	50,990	(169)	50,821	12,357		272,475
Gross profit	220,535	40,052	825	40,877	(22,384)		239,028
Operating expenses:
Sales and marketing	80,508	6,464	—	6,464	—		86,972
Software development	37,369	6,691	—	6,691	—		44,060
General and administrative	58,302	8,310	—	8,310	—		66,612
Restructuring charges	1,571	6,092	—	6,092	—		7,663

Total operating expenses	177,750	27,557	—	27,557	—		205,307
Income from operations	42,785	12,495	825	13,320	(22,384)		33,721
Interest expense	(8,469)	(434)	—	(434)	(12,249)	l	(21,152)
Gain on sale of a non-strategic asset	1,579	—	—	—	—		1,579
Interest and other income, net	6,639	1,599	—	1,599	—		8,238

Income before income taxes	42,534	13,660	825	14,485	(34,633)		22,386
Provision for income taxes	1,257	(641)	—	(641)	(7,303)	o	(6,687)

Net income	$41,277	$14,301	$825	$15,126	$(27,330)		$29,073

Net income per share:
Basic	$0.72						$0.51
Diluted	$0.71						$0.50
Weighted average common shares outstanding:
Basic	57,112						57,112
Diluted	58,003						58,003

See accompanying notes to unaudited pro forma condensed combined financial statements.

EPICOR SOFTWARE CORPORATION

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Purchase Accounting

On February 7, 2008, the Company completed its acquisition of NSB. Pursuant to the terms of the acquisition agreement, shareholders of NSB received £0.38 in cash for each NSB ordinary share. NSB designs, develops, markets and supports store and merchandising solutions to retailers of apparel, footwear, and specialty merchandise. The acquisition of NSB provides an expanded portfolio of products and services for large and mid-sized specialty retailers and department stores, as well as a fully hosted, managed service offering designed for smaller retailers who are interested in rapid implementation via an on-demand versus on-premise offering.

The value of the fully diluted share capital of NSB was approximately $311,845,000, not including transaction costs, based on the exchange rates in effect at the time the U.S. dollars were converted to pounds sterling for purposes of the transaction. The consideration payable under the agreement was funded by the Company with $161,000,000 in existing cash balances, with the balance of the consideration being funded by drawing from funds available pursuant to the 2007 credit facility (see Note 2).

The total preliminary purchase price for NSB is shown below (in thousands):

Cash	$311,845
Transaction costs	5,070

Total purchase price	$316,915

The transaction is accounted for as a purchase business combination as defined in SFAS No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price was allocated to NSB’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of February 7, 2008, with any excess being ascribed to goodwill. Management is primarily responsible for determining the fair values of these assets. The fair value of the assets acquired and liabilities assumed represent management estimate of fair values. The purchase price allocation and transaction costs in the unaudited pro forma condensed combined financial statements are preliminary and will be adjusted upon completion of the final valuation of acquired assets and liabilities assumed.

The following table summarizes (in thousands) the preliminary allocation of the purchase price had the transaction occurred on December 31, 2007:

Fair value of tangible assets acquired	$76,466
Assumed liabilities	(45,586)
Intangible assets acquired	101,500
In-process research and development	200
Goodwill	184,335

Net assets acquired	$316,915

Note 2. Revolving Credit Facility

On December 16, 2007, the Company entered into a credit agreement with several financial institutions (the 2007 credit facility), which provides for term loans in an amount up to $100 million and revolving loans in an amount up to $100 million with an option for the Company to increase the revolving loan commitments and/or the term loan commitments by an aggregate amount of up to $50 million pursuant to an accordion feature for a total secured loan facility of up to $250 million. In connection with the 2007 credit facility, the Company agreed to certain financial and other covenants. Funds available under the 2007 credit facility were allowed to be used by the Company to finance its acquisition of NSB and to pay the fees and expenses incurred in connection with the NSB acquisition and to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries following the NSB acquisition. The Company may also use a portion of the available borrowing capacity to repurchase outstanding shares of its common stock. There were no outstanding borrowings under the 2007 credit facility as of December 31, 2007, since the NSB acquisition had not yet occurred.

On February 11, 2008, the Company amended the 2007 credit facility to exercise the accordion feature contained in the facility and increase the total credit facility to $250 million, consisting of $100 million of term loans and $150 million of revolving loans. On February 19, 2008, the Company borrowed $100 million in term loans and $60 million of revolving loans under the 2007 credit facility and used the proceeds to finance the NSB acquisition and to pay certain fees and expenses incurred in connection with the NSB acquisition. Interest under the 2007 credit facility is based, at the option of the Company, on either (i) the base rate, which is defined as a fluctuating rate per annum equal to the higher of the average rate of the overnight federal funds and Administrative Agent’s prime rate as announced from time to time, plus a margin equal to between .50% and 1.75%, depending on the Company’s senior secured leverage ratio as of the fiscal quarter most recently ended or (ii) a floating per annum rate (based upon one, two, three, six or nine-month interest periods) based on BBA LIBOR plus a margin equal to between 1.50% and 2.75%, depending on the Company’s senior secured leverage ratio as of the fiscal quarter most recently ended.

Note 3. Adjustments for Significant Differences between IFRS and US GAAP

The historical consolidated financial statements of NSB are presented under IFRS in the pro forma unaudited condensed combined financial statements. Management has estimated the significant adjustments in order to present the NSB historical consolidated financial statements under US GAAP in all material respects. Such adjustments give effect to the application of AICPA AcSEC Statement of Position No. 97-2, “Software Revenue Recognition”, Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements,” issued by the United States Securities and Exchange Commission as amended by SAB No. 104, and Financial Accounting Standards Board Emerging Issues Task Force Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables” to multiple element arrangements. The application of US GAAP to these arrangements generally resulted in the deferral of revenues and, in certain cases, related costs due to the application of vendor specific objective evidence to the undelivered elements of the arrangements, the conclusion that certain fees were not fixed or determinable during the periods such fees were recognized under IFRS and the lack of separable value of delivered elements of certain arrangements.

Note 4. Pro Forma Acquisition Adjustments

The preliminary estimated acquisition adjustments below have been reflected in the unaudited pro forma condensed combined balance sheet. The actual impact of the NSB acquisition could change based on a number of factors, including the final determination of the fair values of the assets acquired and liabilities assumed, the incurrence of additional transaction costs related to the acquisition, changes in market interest rates to which the credit facility is indexed, and changes in foreign currency exchange rates underlying the call option contracts.

(a)	To record $160,000,000 of debt incurred to finance the NSB acquisition (see Note 2).

(b)	To record $4,659,000 in debt issuance costs incurred in connection with obtaining the credit facility to finance the NSB acquisition.

(c)	To adjust NSB’s deferred revenue and related deferred costs to their preliminary estimated fair values.

(d)	To record $5,070,000 of transaction costs related to the acquisition.

(e)	To record the settlement of the pound sterling call option contracts purchased in connection with the NSB acquisition at their aggregate December 31, 2007 fair market value of $1,802,000. The

Company settled the contracts on February 11, 2008 for $192,000, resulting in an additional realized loss of $1,610,000 from December 31, 2007 to February 7, 2008.

(f)	To record the preliminary estimated fair value of NSB identified intangible assets and goodwill of $101,500,000 and $184,335,000, respectively (see Note 1), net of the historical net book value of NSB’s fair value of intangibles of $16,896,000.

(g)	To record the use of $161,000,000 of cash designated for the NSB acquisition to partially fund the purchase price of NSB.

(h)	To record $4,319,000 of restructuring costs related to the termination of certain NSB employees in accordance with EITF 95-3 “Recognition of Liabilities in a Purchase Business Combination.”

(i)	To eliminate goodwill of $49,631,000 included in NSB’s historical balance sheet.

(j)	To record in-process research and development charge of $200,000, and to eliminate NSB stockholders’ equity.

(k)	To record the preliminary estimated deferred income taxes on differences in financial reporting and tax basis, primarily related to NSB identifiable intangible assets that would be recorded at fair value for financial reporting purposes but do not have tax basis.

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations:

(l)	To record preliminary estimated annual interest expense of $11,226,000 on $160,000,000 of debt incurred under the credit facility to finance the NSB acquisition using the applicable rate as of December 31, 2007 of 7.1%, which was at LIBOR (1 month) plus applicable margin, and assuming quarterly minimum principal payments of $1,250,000. A change in the rate of 1/8% would increase or decrease net interest expense by $200,000 on an annual basis. Also included in interest expense is $1,023,000 of annual amortization of debt issuance costs incurred to obtain the credit facility.

(m)	To record preliminary estimated annual amortization of $18,094,000 related to the preliminary estimated fair value of the NSB identified intangible assets using preliminary estimated economic live of 5 to 7 years for primarily completed technology, customer base and trademarks. The assumed blended estimated average economic life is preliminary and could change based on the outcome of management’s final determination of the fair values of the assets acquired and liabilities assumed (see Note 1).

(n)	To adjust NSB’s revenue and cost of goods sold for related deferred costs as a result of purchase accounting write downs of deferred revenue and costs to their preliminary estimated fair values.

(o)	To record the preliminary estimated income tax benefits realized in connection with the NSB acquisition, primarily related to the income tax effects of purchase accounting adjustments.